Exhibit 23




               Consent of Independent Certified Public Accountants


The Board of Directors
Quipp, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-06355 and 333-75085) of Quipp, Inc. of our report dated February 5, 2002, relating to the consolidated balance sheets of Quipp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 Annual Report on Form 10-K of Quipp, Inc.



/s/ KPMG

Fort Lauderdale, Florida
March 25, 2002